Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-133988 and 333-131497) and Form S-1 (No. 333-127483) of CNX Gas Corporation of our report dated February 15, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania

February 15, 2008